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Exhibit 10.10

SPONSORED RESEARCH AGREEMENT BETWEEN THE UNIVERSITY OF
MELBOURNE (the "University")
AND AXONYX INC. (the "Sponsor")

RECITALS:

A.
The Sponsor wishes to conduct research in the field of the development of diagnostic tests for Alzheimer's Disease

B.
The Sponsor has requested the University to conduct the research on its behalf and the University has agreed to conduct the research on the terms and conditions of this Agreement.

    On the 1st day of October 1999, the parties agree as follows.

1.
Definitions

    "Approved Purposes"

  (a)
  in relation to the University, means the purposes of conducting the Research Project and

  (b)
  in relation to the Sponsor means the purposes of determining whether to exercise the Option.

    "Commencement Date" October 1, 1999, or such other date as the parties agree in writing.

    "Confidential Information" means all information of or generated by or on behalf of one party (the "disclosing party") disclosed to or accessed by the receiving party and their respective personnel in connection with the Research Project or through visiting the disclosing party's sites and which is regarded by the disclosing party as confidential to it.

    "Department" means the University's Department of Pathology

    "Force Majeure" means an event or cause beyond the reasonable control of the party claiming force majeure including, without limitation:

  (a)
  act of God, lightning, storm, flood, fire, earthquake, explosion, cyclone. Tidal wave, landslide, adverse weather conditions;

  (b)
  strike, lockout or other labour difficulty;

  (c)
  act of public enemy, war (declared or undeclared), sabotage, blockade, revolution, riot, insurrection, civil commotion, epidemic;

  (d)
  the effect of any applicable laws, orders, rules or regulations of any government or other competent authority;

  (e)
  embargo, inability to obtain any necessary materials, equipment, facilities or qualified employees, power or water shortage, lack of transportation; and

  (f)
  breakage or accident or other damage to machinery or equipment.

    "Generated Intellectual Property" means all Intellectual Property which is developed by or on behalf of the University in connection with the Research Project.

    "GST" means any tax on, or on the supply or importation of, goods, real property, services or any other thing, or similar tax (other than stamp duty) including any interest, fine, penalty, charge, fee or other amount imposed on or in respect of that tax levied, imposed or assessed by any competent authority (whether or not in Australia) which may operate at any time during the term or further term of this Agreement.

    "Intellectual Property" means industrial and intellectual property whether protected at common law or under statute and includes (without limitation) all inventions (both patentable and unpatentable), designs, copyrights, circuit layouts, plant variety nights, trade marks and Confidential Information.

    "License Agreements" means the license agreements provided for in clause 8.

    "Material Form" in relation to information includes any form (whether visible or not) of storage from which the information or any part of it can be reproduced, and any form in which the information or any part of it is recorded, embodied or encoded.

    "Option" means the option provided for in clause 8.

    "Option Period" means the period commencing on the Commencement Date and ending at either: (i) the expiration of 60 days after receipt by the Sponsor of the final report provided for in Schedule 2, (ii) or at such other date as may be agreed upon by the parties in writing.

    "Personnel" means all officers and employees of the University or the Sponsor and additionally, in the case of the University, includes students, academic staff, supervisors, examiners and researchers.

    "Project Term" means the term of the Research Project, being the period commencing on the Commencement Date and ending on the third anniversary of the Commencement Date or such longer period as the parties agree in writing.

    "Related Body Corporate" has the same meaning as in the Corporations Law (as that Law is defined in section 13(2) of the Corporations (Victoria) Act 1990).

    "Research Project" means the research project to be undertaken by the University, more particularly described in Schedule I as it may be altered or amended from time to time by agreement between the parties in writing.

    "Sponsor" means Axonyx Inc., a United States Corporation with offices at 750 Lexington Avenue, New York N.Y. 10022 USA.

    "Supervisor" means Professor David Small or such other person as nominated by the University from time to time and approved by the Sponsor.

    "University" means The University of Melbourne of Grattan Street, Parkville, Victoria, Australia.

    "University Intellectual Property" means all Intellectual Property which is the property of, claimed by, or licensed to the University prior to the Commencement Date or which is developed by or on behalf of the University independently of the Research Project and includes but is not limited to University Patent.

    "University Patent" means:

  (a)
  the patent application number PCT/AU98/00809 filed on 24 September 1998 and titled "Diagnostic Test for Alzheimer's Disease";

  (b)
  any patent resulting from the patent application referred to in paragraph (a); and

  (c)
  any continuation, continuation in part, division, re-issue or substitution of any of the foregoing patents.

    "Year 2000 Event" means any failure of a party's equipment or information technology (including computer software and hardware and data stored in electronic form and embedded integrated circuits), or the equipment or information technology of any person on whom the party is relying directly or indirectly (for example in relation to the provision of goods or services) in complying with its obligations in this Agreement, to provide full functionality and operate without adverse effect as a result of the problem commonly referred to as the "Year 2000 problem" and includes, without limitation, any such failure as a result of.

  (a)
  the equipment or information technology not complying with Standards Australia Publication "SAA/SNZ MP77:1998:A Definition of Year 2000 conformity requirements (revised November 1998);

  (b)
  the equipment or information technology not being fully and effectively able (without any adverse effect on operation) to:

  (i)
  deal properly with the transition from 31 December 1999 to 1 January 2000;

  (ii)
  distinguish properly (including when comparing or sequencing) between dates occurring before I January 2000 and dates occurring after 31 December 1999;

  (iii)
  where relevant, calculate correctly the number of days between a date occurring before 1 January 2000 and a date occurring after 31 December 1999;

  (iv)
  distinguish properly between leap years and non-leap years;

  (v)
  behave consistently for dates prior to, during and after Year 2000: or

  (vi)
  specify in all interfaces and data storage the century in any date either explicitly or by unambiguous algorithims or inferencing rules.

2.
SETTING-UP AND MANAGEMENT OF THE RESEARCH PROJECT

2.1
Subject to Clause 2.2, this Agreement commences on the date it is executed by both parties and continues until expiration of the Option Period, subject to earlier termination in accordance with this Agreement.

2.2
The University, through the Department must carry out the Research Project during the Project Term under the supervision of the Supervisor and in accordance with any requirements specified in Schedule 2.2.

3.
SPONSOR'S OBLIGATIONS

3.1
The Sponsor must provide financial support for the Research Project for a three year period commencing on the Commencement Date as specified in schedule 3. Payment for any given year must be paid in full at the commencement of that year.

3.2
If the Sponsor is liable to make an indemnity payment to the University in accordance with any provision of this Agreement:

(a)
when deterinining the amount of the indemnity payment payable by the Sponsor, the amount of any liability, cost and/or expense incurred by the University means the actual amount incurred less the amount of any GST input tax credit or similar rebate which can be claimed by the University in respect of liability, cost and/or expense; and

(b)
if the University is liable to GST by virtue of the receipt of the indemnity amount, the Sponsor shall, in addition to the indemnity amount, pay to the University an amount equal to the GST incurred by the University."

3.3
Subject to clause 3.2, the Sponsor is solely responsible for, and must pay, all taxes, duties, assessments or governmental charges (other than GST imposed on the University) imposed or levied by or on behalf of the Commonwealth of Australia or determined to be payable in connection with this Agreement or in respect of any transaction or payment in respect of the Research Project conducted pursuant to or contemplated by this Agreement.

4.
CONFIDENTIAL INFORMATION

4.1
Rights to and disclosure of Confidential Information

(a)
Subject to the right of the University to develop, own, exploit or use University Intellectual Property and the rights of the parties to Generated Intellectual Property pursuant to this agreement, each party reserves all rights in its Confidential Information and no rights or obligations other than those expressly contained in this Agreement are granted or to be implied from this Agreement.

(b)
Confidential Information of a party may be used or disclosed by the other party for the Approved Purposes or:

(i)
subject to clause 4.1(c), on a confidential basis and for the Approved Purposes to any Related Body Corporate of either party;

(ii)
to the extend required pursuant to any necessarily applicable law or legally binding order of any court, government, semi-government authority or administrative or Judicial body, provided that prior to any disclosure in reliance on this clause, the party required to make disclosure must:

(A)
give notice to the other party with full details of the circumstances of the proposed disclosure and of the information to be disclosed; and

(B)
to the maximum extent permitted by law give the other party a reasonable opportunity to challenge in a court of law or other appropriate body whether such disclosure is in accordance with this clause and also to there challenge the obligation of the party to make the disclosure.

(iii)
on a confidential basis to professional advisers (including legal advisers) whose duties in relation to the party making the disclosure necessarily require the disclosure;

(iv)
subject to clause 4.1(c), to personnel of that other party or of its Related Body Corporate whose duties in relation to that party or that Related Body Corporate necessarily require the disclosure;

(v)
in the case of the University, for the purpose of the making or prosecution of any application for registered Intellectual Property rights as provided in clause 6 and for exercising its rights to the Generated Intellectual Property and University Intellectual Property;

(vi)
n the case of Sponsor, on a confidential basis to potential sublicensees, partners, or in connection with any merger or acquisition discussions.

(c)
Each party must use its best endeavours to procure that each of its personnel or Related Body Corporate to whom Confidential Information of the other party is or has been disclosed or by whom Confidential Information is or has been observed (each of whom is in this clause referred to as a Disclosee) will not disclose or use any Confidential Information of the other party contrary to the requirements of this clause, either during or after the termination of the Disclosee's employment, office, agency or other relationship with that party or with that Related Body Corporate. Any breach by a Disclosee of any undertaking made by a party as to non-disclosure or non-user or any obligation of confidence to which the Disclosee has become subject in relation to any Confidential Information of the other party, will be deemed to be a breach by that party of that undertaking or obligation and in any event that party must use its best endeavours to enforce or procure the enforcement of that undertaking or obligation. In performing any of its obligations pursuant to this clause, each party may reasonably determine whether litigation to procure compliance by any current or past personnel of that party or that party's Related Body Corporate is warranted.

4.2
Confidential Information not to be disclosed

(a)
Each party undertakes and agrees:

(i)
to hold the Confidential Information of the other party in strict confidence and not to use it in any way, except as permitted in this Agreement or, in any other case, upon receiving the prior written approval of that party;

    except as permitted in this Agreement or, in any other case, without the prior written approval of that party,

  (ii)
  not to disclose to any person or allow or assist or make it possible for any person to observe any Confidential Information of the other party, except as permitted in this Agreement or, in any other case, without the prior written approval of that party;

  (iii)
  not to disclose any Confidential Information which is prohibited from disclosure by any necessarily applicable law (including privacy legislation).

4.3
Confidentiality obligations to survive termination, etc.

    The provisions of this clause will survive and continue to bind the parties following termination of this Agreement.

4.4
Return of Confidential Information in Material Form

    Upon termination of the Research Project and/or the Licensing Agreement contemplated hereunder, each party will promptly return to the other party upon demand all Confidential Information of that party in Material Form (including without limitation all copies of the Confidential Information and all analyses and summaries of any of it), provided that where any of the Confidential Information is required by the University for the purposes of pursuing any Intellectual Property registration as provided for in Clause 6 or for exercising its rights to the Generated Intellectual Property, the University may retain the information solely for that purpose. Subject to the foregoing, if any Confidential Information of either party is stored in data processing machines or on the data carriers thereof, such Confidential Information must be deleted at that party's request and the deletion promptly confirmed in writing. Notwithstanding the above, each party may keep one copy of any such Confidential Information solely for the purpose of obtaining legal advice in relation to a party's rights and obligations under this agreement.

4.5
Restrictions not to apply.

    The restrictions on disclosure, use, publication and return or destruction of Confidential Information provided for in this Agreement do not apply to:

(a)
information which at the time of its first disclosure to or observation by the relevant party or any of its personnel, was already in the lawful possession of the relevant party in written form;

(b)
information after it comes into the public domain otherwise than by disclosure in breach of the terms of this Agreement;

(c)
the use or disclosure of information after it is received from a third person legally entitled to possess such information and provide it to the relevant party where such use or disclosure accords with the rights or permission lawfully granted to the receiving party by that third person and provided that the information was not acquired directly or indirectly from the other party;

(d)
information which is independently generated by a party or on its behalf without reliance upon, and not as a consequence of the acquisition of information as a result of this Agreement.

5.
GENERATED INTELLECTUAL PROPERTY

5.1
Subject to the terms of this Agreement, Generated Intellectual Property will be owned by the parties as tenants in common in equal shares.

5.2
Except as otherwise agreed in writing by the parties and subject to the terms of this Agreement the University retains all rights in and to and in respect of University Intellectual Property and the Sponsor retains all rights in and to and in respect of its Confidential Information.

5.3
The Sponsor grants the University a nonexclusive, perpetual, irrevocable, royalty free, worldwide license to use the Generated Intellectual Property for non-commercial research and education purposes.

5.4
Subject to clauses 5.3, 8 and 9, neither party may commercially exploit, assign or grant any third party any rights (including by way of license) in respect of any Generated Intellectual Property without first obtaining the consent in writing of the other party (such consent not to be unreasonably withheld.

5.5
Subject to Clause 9, the rights and obligations of the parties in respect of Generated Intellectual Property survive termination of the Research Project and this Agreement.

6.	REGISTRATION OF INTELLECTUAL PROPERTY RIGHTS TO GENERATED INTELLECTUAL PROPERTY AND UNIVERSITY PATENT
6.1
Where either party is or becomes aware that any part of the Generated Intellectual Property or is or may become patentable or the subject of other registrable Intellectual Property rights, it will forthwith discuss with the other party the desirability of seeking Intellectual Property protection.
6.2	(a)
Where both parties agree to seek registrable Intellectual Property rights n respect of any Generated Intellectual Property, the Sponsor shall apply for such Intellectual Property protection in such countries as it considers appropriate and as are approved by the University, in the joint names of Sponsor and University.
(b)
Where both parties agree to seek registration in accordance with paragraph (a), the Sponsor will be responsible for and must take all reasonable actions in the preparation, filing and prosecution of applications to register title to the relevant Generated Intellectual Property, including the payment of fees necessary to obtain and maintain the registration of the relevant Generated Intellectual Property. The Sponsor must keep the University informed of progress and development (including lapsing or abandonment) in this regard prior to making a decision in relation to the Generated Intellectual Property, including providing a status report at least once every twelve months.
(c)
Sponsor must pay, on a going forward basis, all expenses and fees related to any of the actions referred to under paragraph (b). If the Sponsor fails to do so in relation to Generated Intellectual Property in a particular country, it must assign its rights in respect of the particular item or items of Generated Intellectual Property in that country to the University, or at the University's direction, free of any license rights, obligations or securities in favour of third parties.

(d)
If the parties do not agree to register Intellectual Property rights in relation to any right to proceed to seek registration and to own independently of the other party and may require the assignment of that other party's rights (free of any license, rights, obligations or securities in favour of third parties) in respect of the particular item of Generated Intellectual Property in that place, and nothing in this Agreement will operate to confer any right or license on that other party in respect of that item of General Intellectual Property in that place.
(e)
Without limiting clause 11.7, each party agrees to execute any forms or other documents necessary to register or maintain title to registered Intellectual Property rights in relation to any item of Generated Intellectual Property. Where a request for execution of a form or document is made by a party, then that party must pay the costs of the other party.
6.3	(a)
Where the Sponsor agrees to make any application for registrable Intellectual Property protection, the Sponsor must pay all reasonable costs in connection with the making of the application and registering and maintaining the Intellectual Property rights (including the cost of filing, prosecution and renewal) during the Option Period and (if the Option is exercised) thereafter pursuant to the provisions of the License Agreement contemplated hereunder.
(e)
Where the University has applied for any registrable Intellectual Property fights in respect of any item of Generated Intellectual Property pursuant to clause 6.2(d), that application or fight shall not be subject to the Option or the License Agreement unless and until the Sponsor requests the University, during the Option Period, to include the application or fight and pays to the University all reasonable costs incurred by the University in connection with the making of the relevant application and registering and maintaining the Intellectual Property right (including the cost of filing, prosecution and renewal) during the Option Period and (if the Option is exercised) thereafter pursuant to the provisions of the License Agreement contemplated hereunder.
6.4	(a)
The University will be responsible for and must take all reasonable actions in the preparation, filing and prosecution of applications to register title to University Patent including the payment of pre-approved expenses and fees necessary to obtain and maintain the registration of the University Patent, such expenses and fees to be reimbursed to the University by the Sponsor within 30 days of receiving an invoice from the University in relation to such expenses and fees until the later of termination of this agreement or the License Agreement. The University must keep the Sponsor informed of progress and development (including lapsing or abandonment) in this regard, including providing a status report at least once every twelve months.
(b)
The University will obtain the prior approval of the Sponsor in relation to actions referred to under paragraph (a) and follow all reasonable directions of the Sponsor until the later of termination of this agreement or the License Agreement.
6.5
Subject to amendment of this clause by the parties entering into a License Agreement:

(a)
Each party must immediately give notice in writing to the other of.

(i)
any infringement or threatened infringement of either party's rights to or relating to any of the Generated Intellectual Property.

(ii)
any claim by the third party that the use of any of the Generated Intellectual Property infringes the rights of that or any other third party; and

    (iii)
    any claim, challenge or attack or threatened attack in relation to the grant or validity of any patent or other Intellectual Property right in respect of the Generated Intellectual Property, which may at any time come to its knowledge.

    Where the item of Generated Intellectual Property involved is jointly owned by the parties in accordance with this Agreement, the parties must determine what action, if any, is to be taken in relation to the infringement, claims, attack or challenge. Where the parties agree to act jointly then each party will be liable for its own costs (including legal costs) and no settlement or agreement with third parties may be reached without the consent of both parties and each party will, as between themselves, be liable for 50% of any costs, damages or other compensation or payment ordered or agreed to be paid to a third party or received from a third party, whether as a result of a court order, settlement or other legally binding arrangement.

  (b)
  Where any item of Generated Intellectual Property is jointly owned and the parties do not agree to proceed jointly in respect of any relevant action, then either party may independently proceed to take action in relation to that item of Generated Intellectual Property.

  (c)
  Where any item of Generated Intellectual Property or University Patent is not owned by the parties jointly, the owner of that item of Generated Intellectual Property may, in its sole discretion, decide whether and what action will be taken in relation to the infringement, claims, attack or challenge. If, in connection with such matters, an order is obtained by or against a third party, a settlement is reached or the party taking the action enters into an agreement with a third party, the other party shall have no interest in or rights in respect of those matters.

7.
PUBLICATIONS

7.1
If any University personnel connected with the Research Project wish to publish (whether in writing or orally) any Confidential Information disclosed by the Sponsor to the University or any Confidential Information forming part of the Generated Intellectual Property and being, at the time it is proposed to be published, the subject of the Option or the License Agreement contemplated then subject to clause 4:

(a)
the University must give the Sponsor details of the information proposed to be published. The Sponsor must reply in writing within two months of receipt of proofs of the publication stating whether it approves or does not approve the publication. Where the Sponsor disapproves the publication, the Sponsor must specify in writing its reasons for that disapproval. If the Sponsor does not reply within the time specified, the Sponsor is deemed to have approved the publication.

(b)
The Sponsor must not withhold approval unless it reasonably believes that such GO
(i)
the interests which the Sponsor has in its Confidential Information

(ii)
the validity of any rights granted or to be granted by the License Agreement; or

(iii)
the potential for the registration of any Intellectual Property rights in respect of Generated Intellectual Property which is, at the time it is proposed to be published, the subject of the Option or the License Agreement.

7.2
Nothing in this Agreement prevents any student involved in the Research Project from submitting any thesis or work to examiners for assessment, or the Registrar of the University depositing in the library of the University a copy of the thesis or work, which has satisfied the examiner, in accordance with section 5 of Statute12.5 of the University Statutes; provided however that where the work or thesis contains Confidential Information as specified in clause 7. 1, the Sponsor may require the work or thesis to be submitted to the examiners in confidence and to then be withheld from access to library users for a maximum period of twelve months. Where the thesis or work is altered in a material way in relation to the relevant Confidential Information after the initial date of submission to the examiner, the University must submit a copy of the amended version to the Sponsor, who must review it in accordance with the procedure set out in subclause 7.1 above, but under no circumstances will the Sponsor be entitled to require the work or thesis to be withheld from access to library users for a period of more than twelve months from the date the work or thesis satisfied the examiner.

8.
OPTION TO TAKE A LICENSE

    The University grants to the Sponsor (and the Sponsor accepts) an option (the "Option") to acquire from the University a world wide exclusive license to use such of the Generated Intellectual Property and the University Patent as is the subject of the Option (having regard to clause 6), on the terms of the License Agreement annexed to this Agreement as Schedule 4. Provided that the Sponsor is not at the time of exercising the Option in breach of this Agreement, the Option may be exercised by the Sponsor giving notice in writing to the University at any time during the Option Period. Upon receipt by the University of the written notice properly exercising the Option:

  (a)
  the University must grant, and will be deemed to have granted, to the Sponsor, with effect from the date of receipt of the notice, a license on the terms set forth in Schedule 4 provided such other terms and conditions as are referred to in Articles 11, V and VI of Schedule 4 are agreed to by the parties in writing, and the parties shall negotiate in good faith.

  (b)
  the parties must promptly complete and execute the License Agreement, the effective date of which will be specified as the date of receipt of the notice as aforesaid.

9.
TERMINATION OF AGREEMENT

9.1
Either party may terminate this Agreement immediately by notice to the other party if that other party:

(a)
commits a breach of this Agreement (unless the breach is capable of remedy, in which case if the other party fails to remedy the breach within forty-five (45) days after being required in writing to do so);

(b)
fails to pay when due any sum under this Agreement and such default continues for a period of twenty one (21) days after receipt of a notice requiring payment;

(c)
is unable to pay its debts as they fall due, or makes or commences negotiations with a view to making a general rescheduling of its indebtedness;

(d)
makes a general assignment, scheme of arrangement or composition with its creditors;

(e)
stops or suspends or threatens to stop or suspend payment of all or a class of its debts;

(f)
takes any corporate action or any steps are taken or legal proceedings are started for:

(i)
its winding up, dissolution, liquidation or reorganization, other than to reconstruct or amalgamate while solvent on terms approved by the other party (which approval will not be unreasonably withheld); or

(ii)
the appointment of a controller, receiver, administrator, official manager, trustee or similar officer of it or any of its revenues and assets; or

(g)
seeks protection or is granted protection from its creditors, under any applicable

    Termination of this agreement does not affect any accrued rights or remedies of either party.

9.2
Upon termination of this Agreement pursuant to Clause 9.1 or 9.3:

(a)
if termination takes place prior to completion of the Research Project, the University has no further obligation to complete the Research Project and the Sponsor is not required to make any further payments except as is necessary, to meet contractual obligations incurred by the University prior to the date of service of the notice of termination, provided that the University has provided Sponsor with notice of any such obligation and that the University has taken all reasonable steps to minimize any such obligation;

(b)
if the Sponsor has not prior to the date of service of the notice of termination exercised the Option the right to exercise the Option ceases;

(c)
without limiting the parties' obligations pursuant to clause 4.4 in respect of Confidential Information, and subject to paragraphs (d) and (e), each party must, upon written request received from the other, return to the other party within 45 days from the date of receiving the request, all samples and information in Material Form provided to that party by the other party pursuant to this

(d)
the provisions of this Agreement as to ownership of Generated Intellectual Property so far as it was generated prior to termination will not be affected, and the rights and obligations in paragraph (c) are subject to those ownership provisions and the consequences of such ownership; and

(f)
the parties' rights, obligations and warranties under Clauses 3.2, 3.3, 4, 5, 9 and 10 continue and remain in full force and effect, notwithstanding termination of this Agreement and the Option.

9.3
Sponsor shall have the right to terminate this agreement by 30 days notice in writing in the event that University replaces Dr. Small as Supervisor without Sponsor's approval, such approval not to be unreasonably withheld.

9.4
If the University is entitled to terminate this Agreement under clause 9.1, the University's license in clause 5.3 is expanded to include commercial exploitation of the Generated Intellectual Property (including the right to sublicense) on an exclusive royalty free, perpetual, worldwide basis.

10.
LIMITATION OF LIABILITY AND INDEMNITY

10.1
The University warrants that the final report provided for in Schedule 2 will be prepared using all due skill and care and will be based on the results of the Research Project. The University makes no other representations or warranties in respect of any matter and, in particular, does not warrant or represent:

(a)
that any Generated Intellectual Property or any University Patent will arise out of the Research Project;

(b)
that any Generated Intellectual Property or University Patent will be registrable or valuable;

(c)
that any registered or unregistered Intellectual Property rights derived from any Generated Intellectual Property or University Patent will be valid or enforceable;

(d)
that the use and exploitation (by whatever means in and in whatever place) of any Generated Intellectual Property or University Patent will not infringe the rights (including Intellectual Property and any moral rights and similar rights) of any person or give rise to an obligation to pay compensation or a royalty to any person;

(e)
that the Sponsor or any person is or will be entitled to any taxation benefit or other benefit whether in respect of the Research Project, the Option or howsoever otherwise;

  (f)
  that any decisions made or actions taken by the Sponsor as a result of the Sponsor's review of any Generated Intellectual Property or University Patent or any report provided to the Sponsor in connection with the Research Project will be of commercial or other benefit to the Sponsor or to any other person.

10.2
The Sponsor acknowledges that in entering this Agreement it has not relied on any representation of warranty as to the subject matter of this agreement except as provided in the agreement and undertakes that it will not rely on any representation or warranty in exercising the Option, or not to exercise the Option, except as provided in this Agreement.

10.3
To the maximum extent permitted by law, all conditions, warranties, duties and obligations of or by the University implied or other-wise imposed by law, custom, trade usage or otherwise in any way relating to the Confidential Information, the University Intellectual Property, the Generated Confidential Information, the Generated Intellectual Property, the use and exploitation of any of these matters, the performance of the University's obligations under this Agreement, or of any goods or services supplied, or to be supplied, by the University hereunder, are hereby wholly excluded.

10.4
To the maximum extent permitted by law, the Sponsor releases the University and its personnel and all persons authorized by the University from and against any and all claims, actions, losses, injury or damage (whether or not personal or to property, and including but not limited to any loss arising from infringement of any Intellectual Property rights or other rights of any other person, and including but not limited to all consequential financial loss or other indirect loss), differences, demands, proceedings, accounts, interest, costs (whether or not the subject of a Court order), expenses and liabilities of whatever nature and however arising which the Sponsor may now have or at any time hereafter might have or, but for the execution of this clause, might have had against the University or any of its personnel arising out of or in any way connected with or incidental to the exercise by the Sponsor of its rights under this Agreement or the undertaking by the Sponsor of its obligations under this Agreement.

10.5
The Sponsor indemnifies and will keep indemnified the University and all personnel of the University and all persons authorized by the University from and against all losses, injury, damages (whether or not personal or to property and including but not limited to any loss arising from infringement of any Intellectual Property rights or other rights of any other person, and including but not limited to all consequential financial loss or other indirect loss), actions, claims, proceedings or demands which may be suffered by or brought against it or them arising out of or in any way connected with or incidental to:

(a)
any act, matter or thing done or permitted to be done by the Sponsor or any of its personnel or any person authorized by the Sponsor; or

(b)
any omission by the Sponsor or any of its personnel or any person authorized by the Sponsor,

  arising out of or in any way connected with or incidental to the exercise by the Sponsor of its rights under this Agreement or the undertaking by the Sponsor of its obligations under this Agreement.

10.6
Statutory Warranties

(a)
If any legislation implies in this Agreement any term or warranty and also prohibits provisions in a contract excluding or modifying the application of or exercise of, or liability under, that term or warranty, that term or warranty is deemed to be included in this Agreement.

(b)
If any legislation implies in this Agreement any term or warranty and also prohibits provisions in a contract excluding the application of or exercise of that the University for a breach of such a term or warranty will be limited, at the option of the University, to any one or more of the following:

    (i)
    if the breach relates to goods:

    (A)
    the replacement of the goods or the supply of equivalent goods;

    (B)
    the repair of such goods;

    (C)
    the payment of the cost of replacing the goods or of acquiring equivalent goods; or

    (D)
    payment of the cost of having the goods repaid; and

    (ii)
    if the breach relates to services:

    (A)
    the supplying of the services again; or

    (B)
    the payment of the cost of having the services supplied again.

11.
GENERAL

11.1
Interpretation

    Headings are for convenience only and do not affect interpretation. The following rules apply unless the context requires otherwise.

  (a)
  The singular includes the plural and conversely.

  (b)
  A gender includes all genders.

  (c)
  If a word or phrase is defined, its other grammatical forms have a corresponding meaning.

  (d)
  A reference to a person, corporation, trust, partnership, unincorporated body or other entity includes any of them.

  (e)
  a reference to a clause or schedule is a reference to a clause of, or a schedule to, this Agreement.

  (f)
  A reference to an agreement or document (including, without limitation, a reference to this Agreement) is to the agreement or document as amended, varied, supplemented, novated or replaced, except to the extent prohibited by this Agreement or that other agreement or document.

  (g)
  A reference to a party to this Agreement or another agreement or document includes the party's successors and permitted substitutes or assigns (and, where applicable, the party's legal personal representatives).

  (h)
  A reference to legislation or to a provision of legislation includes a modification

  (i)
  A reference to conduct includes, without limitation, an omission, statement and undertaking, whether or not in writing.

  (j)
  A reference to an agreement includes any undertaking, deed, agreement and legally enforceable arrangement, whether or not in writing, and a reference to a document includes an agreement (as so defined) in writing and any certificate, notice, instrument and document of any kind.

  (k)
  A reference to dollars and $      is to Australian currency.

  (l)
  A reference to a right or obligation of any two or more persons confers that right, or imposes that obligation, as the case may be, jointly and severally.

  (m)
  A reference to writing includes a facsimile transmission and any means of reproducing words in a tangible and permanently visible form.

  (n)
  A reference to an asset includes any real or personal, present or future, tangible or intangible, property or asset (including without limitation, Intellectual Property) and any right, interest, revenue or benefit in, under or derived, from the property or asset.

  (o)
  A limited partnership will be regarded as a corporation.

  (p)
  A reference to an amount for which a person is contingently liable includes, without limitation, an amount that that person may become actually or contingently liable to pay if a contingency occurs, whether or not that liability actually arises.

  (q)
  The meaning of general words is not limited by specific examples introduced by including, or for example, or similar expressions.

  (r)
  Nothing in this Agreement is to be interpreted against a party solely on the ground that the party put forward this Agreement or any part of it.

  (s)
  In this Agreement, a reference to "registrable" or "registered" Intellectual Property rights is a reference to rights that may be recorded on officially or legislatively sanctioned registers in any jurisdiction and does not include a reference to unofficial registers.

11.2
Each Schedule to this Agreement is incorporated by reference in this Agreement provided that if there is any inconsistency between the provision of this Agreement and the provisions of any schedule, then the provisions of this Agreement will prevail to the extent of the inconsistency.

11.3
Entire Agreement

    This Agreement contains the entire agreement between the parties with respect to its subject matter and supersedes all prior agreements and understandings between the parties in connection with it.

11.4
Amendment

    No amendment or variation of this Agreement is valid or binding on a party unless made in writing executed by all parties.

11.5
Assignment

    The rights and obligations of the Sponsor under this Agreement are personal. They cannot be assigned, encumbered or otherwise dealt with and the Sponsor may not attempt or purport to do so without the prior written consent of the University. For the purposes of this clause, it is deemed an assignment of rights under this Agreement by the Sponsor if there occurs:

  (a)
  a change of shareholding so that a change occurs in the control of the Sponsor as existed at the date of this Agreement (whether such change occurs at the one time or through a series or succession of transfers or issues); or

  (b)
  a change or alteration occurs in the corporate structure of the Sponsor during the term of this Agreement or any extension of that term,

which change or alteration results in a person other than the shareholders of the Sponsor at the date of this Agreement;

  (i)
  controlling the composition of the board of directors;

  (ii)
  controlling the voting power of the board of directors or any class of shareholders or both; or

  (iii)
  holding more than one half of the issued share capital (either beneficially or otherwise).

11.6	No Waiver

    No failure to exercise nor any delay in exercising any right, power or remedy by a party operates as a waiver. A single or partial exercise of any right, power or remedy does not preclude any other or further exercise of that or any other right, power or remedy. A waiver is not valid or binding on the party granting that waiver unless made in writing.

11.7	Further Assurances

    Each party agrees to do all things and execute all deeds, instruments, transfers or other documents whatsoever as may be necessary or desirable to give full effect to the provisions of this Agreement and the transactions contemplated by it and where necessary must procure its personnel (including persons previously its personnel) to similarly do all things and execute all deeds, instruments, transfers or other documents whatsoever as may be so necessary. Without limitation, each party must (and where necessary must procure its present and past personnel) to do all things, execute all deeds, instruments, transfers or other documents necessary or desirable to enable the University perfect its title to all or any part of the Generated Intellectual Property.

11.8	No Partnership

    The relationship between the parties to this Agreement is that of independent contractors the parties. None of the parties may pledge or purport to pledge the credit of the other party or make or purport to make any representation, warranty or undertaking for the other party.

11.9	Governing Law and Jurisdiction

    This Agreement is governed by the laws of Victoria, Australia. Each party submits to the non-exclusive jurisdiction of courts exercising jurisdiction there in connection with all matters concerning this Agreement.

11.10	Notices

    Any notice, demand, consent or other communication (a "Notice") given or made under this Agreement:

  (a)
  must be in writing and signed by a person duly authorized by the sender;

  (b)
  must either be delivered to the intended recipient by prepaid post (if posted to an address in another country, by registered airmail) or by hand or fax to the address or fax number below or the address or fax number last notified by the intended recipient to the sender:

(i)	to the University:	The University of Melbourne Grattan St, Parkville, Victoria Australia 3052 Attention: Vice Chancellor Fax No. 613-934759904
(ii)	to the Sponsor:	Axonyx Inc. 750 Lexington Ave., NY NY 10022 Attention: Dr. Marvin Hausman Fax No. 212-688-4843
  (c)
  will be taken to be duly given or made:

  (i)
  in the case of delivery in person, when delivered;

    (ii)
    in the case of delivery by post two business days after the date of posting (if posted to an address in the same country) or seven business days after the date of posting (if posted to an address in another country);

    (iii)
    in the case of telex, on receipt by the sender of the answer back code of the recipient at the end of transmission; and

    but if the result id that a Notice would be taken to be given or made on a day which is not a business day in the place to which the Notice is sent or is later than 4.00 pm (local time) it will be taken to have been duly given or made at the commencement of business on the next business day in that place.

11.11	Mediation and Arbitration
  (a)
  Any dispute or difference arising in connection with this Agreement or its breach, termination or invalidity will first be the subject of discussions between the head of the Department and a representative appointed by the Sponsor who must promptly meet in person, or by telephone conference, upon the dispute or difference arising and seek to resolve the dispute or difference, each person acting in good faith.

  (b)
  If the dispute or difference is not resolved within 28 days (or any other period agreed to in writing between the parties) after the initial meeting between the head of the Department and the representative of the Sponsor, the dispute or difference will be the subject of mediation administered by the Australian Commercial Disputes Centre Limited ("ACDC").

  (c)
  If the dispute or difference is not then resolved within 28 days (or any other period agreed to in writing between the parties) after the appointment of the mediator by the parties, the dispute, controversy or claim will be submitted to arbitration, administered by the ACDC. The arbitrator will be agreed between the parties from a panel suggested by ACDC or failing agreement, an arbitrator will be appointed by the Secretary General of ACDC. Subject to the foregoing, the arbitration will be conducted and held in accordance with the laws of Victoria and subject to the Institute of Arbitrators Australia Rules for the conduct of Commercial Arbitrations.

  (d)
  The Arbitrator will not be the same person as the mediator. Any mediation or arbitration meetings and proceedings must be held in Melbourne.

  (e)
  Nothing in this clause will prevent either party proceeding to seek injunctive interlocutory relief in respect of any dispute or difference.

11.12	Force Majeure
  (a)
  If a party is prevented in whole or in part from carrying out its obligations under this Agreement (other than an obligation to pay money) as a result of Force Majeure, it must promptly notify the other party accordingly. The notice must:

  (i)
  specify the obligations it cannot perform;

  (ii)
  fully describe the event of Force Majeure;

  (iii)
  estimate the time during which the Force Majeure will continue; and

  (iv)
  specify the measures proposed to be adopted to remedy or abate the Force Majeure.

    Following this notice, and while the Force Majeure continues, the obligations which cannot be performed (other than an obligation to pay money) because of the Force Majeure will be suspended.

  (b)
  The party that is prevented from carrying out its obligations under this Agreement as a result of Force Majeure must remedy the Force Majeure to the extent reasonably practicable and resume performance of its obligations as soon as reasonably possible

  (c)
  The party that is prevented from carrying out its obligations under this Agreement as a result of Force Majeure must take all action reasonably practicable to mitigate any loss suffered by a party or a third party as a result of its failure to carry out its obligations under this Agreement.

  (d)
  A party is not required, under Clause 11.12(b) or 11.12(c), to settle any labour dispute against its will or to test the validity or refrain from testing the validity of Federal, State or local law, order, rule or regulation.

  (e)
  If a party is prevented from carrying out its obligations under this Agreement as a result of Force Majeure for a period of three ("3") months the other party may terminate this Agreement by giving 30 days notice to the party claiming Force Majeure, without prejudice to any of the rights of either party accrued prior to the date of termination.

  (f)
  The term of this Agreement and of the Project Term will not be extended by the period of Force Majeure.

11.13	Severability

    Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction is ineffective as to that jurisdiction to the extent of the prohibition or unenforceability. That does not invalidate the remaining provisions of this Agreement nor affect the validity or enforceability of that provision in any other jurisdiction.

11.14	Calculation of Payments
  (a)
  The following principles apply when determining the amount payable (the Payment) for anything supplied pursuant to this Agreement.

  (i)
  If GST is payable in relation to the supply the amount payable will be the consideration specified herein plus GST (if any).

  (ii)
  If the Payment is determined by reference to any liability incurred by a party (the Payee), the relevant amount is the actual amount incurred by the Payee less the amount of any GST input tax credit the Payee is entitled to claim in respect of that liability.

  (iii)
  If the payment is a reimbursement or indemnification of a loss determined by reference to revenue earned and liabilities incurred, the revenue will be the revenue earned net of GST and the liabilities will be determined in accordance with paragraph (b).

  (b)
  The parties must provide each other with all documentation required to claim any GST input tax credit, set off, rebate or refund for or in relation to any GST included in any payment made under this Agreement.

SCHEDULE 1

Research Project

    See attached proposal entitled: "Development of a diagnostic test for Alzheimer's disease: analysis of cholinesterase gylcosylation and expresssion."

    The University, under supervision of Dr. Small shall diligently conduct the Research in accordance with the terms and conditions of this Agreement, in compliance with applicable good laboratory practices.

SCHEDULE 2

Supervision and Reporting Requirements

    The parties will organize a management committee (the "MC") to undertake the management of the Research Project, comprising at least one representative from the Sponsor and one representative from the University and/or the Supervisor. The powers of the MC to manage the Research Project include power to oversee preservation of confidentiality and protection of Intellectual Property and Generated Intellectual Property and oversee and guide the direction of the Research Project.

    The University shall provide Sponsor and the MC with information relative to the conduct and results I of the Research through quarterly written reports (the "Reports") that wi11 include a description of the status and progress of the Research including all relevant findings and a summary of all relevant data developed to date. The Reports shall also include a statement itemizing the use of the research funding during the prior quarter. The University shall provide Sponsor with a final report within 60 days of completion of the Research Project.

    In person meetings of the MC, or telephone conferences shall be held at Sponsor's reasonable discretion during the University's business hours, on no less than fifteen days notice to the University, to discuss the progress of the Research Project and any related topic.

SCHEDULE 3

Financial Support to be provided by Sponsor

	Year I	Year 2	Year 3	Total
Post doctorate Fellow	13,840	14,349	14,857
Indirect Costs	21,854	22,657	23,458
Consumables	56,722	58,248	59,771

TOTAL (AUS$)	92,416	95,254	98,086	285,756
US $ equivalent'	57,298	59,057	60,813	177,168

SCHEDULE 4

Basic License Terms for Each License Agreement

    Each License shall include the following basic license terms, and such other terms and conditions as are customarily included in such license agreements, and that the parties shall negotiate in good faith.

Article I
Definitions

    1.1  The relevant definitions in Clause I of the Sponsored Research Agreement are incorporated herein by reference.

    1.1.1  "Net Sales" shall mean with respect to each country and subject to the Deeming Sales Provision the amounts received by Sponsor, a Related Body Corporate or affiliate of the Sponsor or its sublicensees for all sales of any Product to an unaffiliated third party (whether an end-user, a distributor or otherwise), and exclusive of sales or transfers to affiliates, less the reasonable and customary deductions from such gross amounts including:

  (a)
  trade, cash and quantity discounts, rebates, reimbursements, allowances and credits;

  (b)
  credits or allowances actually granted for damaged goods, returns or rejections of a Product;

  (c)
  sales taxes levied on the sale or use of a Product

  (d)
  freight, postage, shipping, customs duties and insurance charges directly related to the sale of a Product; and

  (e)
  commissions paid to third parties other than sales personnel and sale representatives or sales agents.

    For purposes of calculating Net Sales under this Agreement, all sales of any Product hereunder, whether made for cash or otherwise, shall be deemed to be made for cash, at the applicable fair market value of such Product ("Deeming Sales Provision").

    "First Commercial Sale" shall mean, with respect to a Product, the first sale by Sponsor, a Related Body Corporate of the Sponsor or its licensees for end use or consumption of such Product in a country after all required approvals, including without limitation Health Registrations, have been granted by the governing Regulatory Authority of such country.

    "Health Registrations" shall mean the technical, medical and scientific licenses, registrations, authorizations and/or approvals of a Product (including any prerequisite manufacturing approvals or authorizations related thereto) that are required or deemed necessary by any national, supra-national (e.g., the European Commission or the Council of the European Union), regional, state or local regulatory agency, department, bureau or other governmental entity, and any pricing, third party reimbursement approvals and labeling approvals required or deemed necessary for the manufacture,

    "Product" means any good or product (or any part of a good or product) which applies or is made according to, all or any part of the University Patent or Generated Intellectual Property

    "Valid Claim" means a claim of an issued and unexpired patent or patent application included within the scope of protection afforded by University Patent or Generated Intellectual Property that has not lapsed, been revoked or abandoned or held unenforceable or invalid by a final decision of a court or other appropriate body of competent jurisdiction, unappealable or unappealed within the time allowed for appeal, and that has not been disclaimed, denied or admitted to be invalid or unenforceable through reissue, re-examination, disclaimer or otherwise.

Article II
License

    2.1  License Grant.  The University agrees to grant to Sponsor an exclusive, worldwide license to the Generated Intellectual Property and/or the University Patent to make, have made, import, use, offer for sale and sell Products, (each a "License Agreement"). Each License Agreement shall include the right to sublicense any and all rights covered by this License Grant, and on such other terms and conditions as are customarily included in such license agreements, and that the parties shall negotiate in good faith.

Article III
Payments and Royalties for each License

    3.1  License Issuance Fee.  In consideration for the grant of each License, Sponsor shall pay to University within thirty (30) days of the signature of each License Agreement Twenty Five Thousand Dollars ($25,000.00) for each License.

    3.2  Method of Payment.  Payments by Sponsor to University under the License Agreement shall be made by bank wire transfer in immediately available funds to such bank account as University designates in writing to Sponsor.

    3.3  Royalties.  Subject to the terms and conditions of the License Agreement and in consideration for the grant of an exclusive world wide license thereunder, Sponsor shall pay, or cause to be paid, to University royalties on in an amount equal to the following

    3.3.1  Basic Royalty means the aggregate of

  (a)
  with respect to total annual aggregate Net Sales of all Products for a License at or below Ten Million Dollars ($10,000,000.00), three percent (3%) of such Net Sales; and

  (b)
  with respect to total annual aggregate Net Sales of all Products for a License in between Ten Million Dollars ($10,000,000.00) and Twenty-Five Million Dollars ($25,000,000), two percent (2%) of such Net Sales; and,

  (c)
  with respect to total annual aggregate Net Sales of all Products for a License above Twenty Five Million Dollars ($25,000,000) one percent (1%) of such Net Sales.

    3.3.2  Minimum Annual Royalty.  After the third anniversary of the exercise of the Option Sponsor shall pay to University a minimum of Twenty Five Thousand Dollars (S25.000) per year for each License.

    3.3.3  3.3.3 Adjusted Annual Royalty.  In the event that Sponsor licenses all or part of the rights conveyed hereunder to a third party, University shall receive an Adjusted Annual Royalty equal to the lesser of- (i) the Basic Royalty, (ii) 50% of the annual revenue received by Sponsor with respect to any revenues from a license of rights covered by University Patent or 40% of the revenue received by Sponsor with respect to any revenues from a license of rights covered by Generated Intellectual Property.

    In the event that a product with a mechanism of action substantially equivalent to that of any Product, which has an approved Health Registration in a given country for an indication for which such Product also has an approved Health Registration in such country and which has a market share of twenty five percent (25%) or more in such country as measured by sales or other similar information for such country, University agrees to discuss in good faith with the Sponsor the renegotiation of Annual Royalty. The University is under no obligation to amend the Annual Royalty.

    3.4  Term of the Royalty Obligation.  Sponsor's obligation to pay royalties (other than a Minimum Annual Royalty) under each License Agreement with respect to any country shall extend from the date of the First Commercial Sale of a Product in such country to the date of expiration or invalidation of the patent under which such Product is protected.

ARTICLE IV
Patent Protection, Enforcement, Infringement, Consent and Competitive Products

    The License Agreement shall contain the following terms and conditions on patent enforcement, infringement, consent and competitive products.

    4.1  Patent Support and Protection.

    As set forth in the Sponsored Research Agreement, Sponsor shall have the right and the duty to provide funds for all appropriate patent protection and support related expenses, including the cost of retaining patent counsel with respect to both University Patent and Generated Intellectual Property and the cost of making all necessary patent filings, so long as the License Agreement shall remain in force and effect with respect to such patent. Sponsor shall have the right and duty to select primary patent counsel with the advice of University for Generated Intellectual Property and to consult with the University with respect to University Patent. The University will obtain the prior approval of the Sponsor in relation to the actions referred to herein with respect to the University Patent and will follow all reasonable directions of the Sponsor so long as a Licensing Agreement covering the University Patent shall be in effect.

    4.2  Enforcement.

    4.2.1  Notice and Discontinuance of Infringement.  In the event that either party becomes aware of any third-party infringement of any Valid Claim under University Patent or Generated Intellectual Property, such party will notify the other party to that effect, including within such notice evidence to support an allegation of infringement by such third party. Sponsor shall have the right but not the obligation, ninety (90) days from the date of such notice to obtain a discontinuance of such infringement or to bring suit against the third-party infringer and shall notify University thirty (30) days prior to bringing such suit. Sponsor shall bear all the expenses of any suit brought by it. University shall have the right, prior to commencement of the suit brought by Sponsor, to join any such suit, and in such event shall pay one-half of the costs of such suit. In the event that University has joined the suit and shared the costs thereof as set forth above, no settlement, consent judgment or other voluntary final disposition of the suit may be entered into without the consent of University, and any recovery or damages derived from such suit shall be used first to reimburse each of Sponsor and University for its reasonable documented out-of-pocket legal expenses relating to the suit, with any remaining amounts to be shared by the parties in equal shares. In the event that University has not joined the suit, University shall reasonably cooperate with Sponsor in any such suit and shall have the right to consult with Sponsor and be represented by independent counsel at its own expense, provided, however, that Sponsor shall reimburse University for its out-of-pocket costs (excluding the costs of retaining its independent counsel) incurred in cooperating with Sponsor. Sponsor shall keep University informed of the status of any such suit and shall provide University with copies of all pleadings filed in such suit. Any recovery or damages derived from such suit or the settlement thereof shall be retained by Sponsor.

    4.2.2  Continuance of Infringement.  If, after the expiration of ninety (90) days from the date of the notice specified in Subsection 4. 1. 1, Sponsor has not overcome the allegation of infringement, obtained a discontinuance of such infringement, or brought suit against the third-party infringer, University shall have the right, but not the obligation, to bring suit against such infringer, and join Sponsor as a party plaintiff, provided that University shall bear all the expenses of the suit and shall control the prosecution of such suit. Sponsor shall cooperate with University in any suit brought by University and shall have the right to consult with University and be represented by independent counsel at its own expense, provided, however, that University shall reimburse Sponsor for its out-of-pocket costs (excluding the costs of retaining independent counsel) incurred in cooperating with University. University shall keep Sponsor informed of the status of any such suit and shall provide Sponsor with copies of all pleadings filed in such suit. University shall incur no liability to Sponsor as a consequence of such suit or any unfavorable decision resulting therefrom, including any decision holding any of the rights under University Patent or Generated Intellectual Property invalid or unenforceable. Any recovery or damages derived from such suit or the settlement thereof shall be retained by University.

    4.3  Infringement and Third-Party Licenses.

    4.3.1  Course of Action.  In the event that Sponsor, its Related Body Corporate or affiliate or its licensees making, having made, importing, using, offering for sale or selling a Product infringes, will infringe or is alleged by a third party to infringe a third party's patent, the party becoming aware of same shall promptly notify the other party. The parties shall thereafter attempt to agree upon a course of action that may include: (a) modification of the Product or its use and manufacture so as to be non-infringing; or (b) obtaining a license or assignment of such third-party patent from such third party, the cost of which assignment or license shall be offset against the royalty owed to University in a manner consistent with Section 3.3.3 above. Article V Term and Termination

Article V
Term and Termination

    5.1  Term and Expiration.  A License Agreement shall be effective as of the date of execution and delivery thereof, and unless terminated earlier pursuant to Section 5.2 below, a License Agreement shall continue in effect until the expiration of Sponsor's royalty obligation. Upon expiration of a License Agreement due to expiration of the royalty obligation, Sponsor's licenses shall become fully paid-up, perpetual licenses.

    5.2 Either party may terminate a License Agreement immediately by notice to the other party if that other arty: (a) commits a breach of the License Agreement (unless breach is capable of remedy, in which case if the other party falls to remedy the breach within forty-five (45) days after being required in writing to do so)-, (b) falls to pay when due any sum under the License Agreement and such default continues for a period of twenty one days after receipt of a notice requiring payment; (c) is unable to pay its debts as they fall due, or makes or commences negotiations with a view to making a general rescheduling of its indebtedness; (d) makes a general assignment, scheme of arrangement or composition with its creditors; (e) stops or suspends or threatens to stop or suspend payment of all or a class of its debts; (f) takes any corporate action or any steps are taken or legal proceedings are started for: (i) its winding up, dissolution, liquidation or reorganization, other than to reconstruct or amalgamate while solvent on terms approved by the other party (which approval will not be unreasonably withheld); or (ii) the appointment of a controller, receiver, administrator, official manager, trustee or similar officer of it or any of its revenues and assets; or (g) seeks protection or is granted protection from its creditors, under any applicable legislation.

    Termination of the License Agreement does not affect any accrued rights or remedies of either party.

    5.3  Consequences of Termination.

    To be agreed by the parties.

Article VI
Other Provisions

    The License Agreement will also contain such further customary representations, warranties, covenants and conditions as are necessary or appropriate for transactions of this type and are satisfactory in form and substance to the parties and their legal advisors, including without limitation terms and conditions relating to royalty reports, maintenance of royalty records, withholding tax, and audit rights of the University, and will adopt confidentiality, publicity, publication, patent filing, prosecution and maintenance, representations and warranties, indemnification by Sponsor to University, limitation of liability by University, a commitment by Sponsor to employ its reasonable best efforts to commercialize the subject technology, and miscellaneous provisions relating to assignment, governing law, dispute resolution, force majeure and notices comparable to those in the Sponsorship Agreement.

EXECUTED in Melbourne and New York.

SIGNED by as authorized	)
representative for The University of	)
Melbourne in the presence of:	)
/s/ F.P. LARKINS Authorized Representative	F. Shrezenel Witness
F.P. Larkins Print Name	F. Shrezenel Print Name
THE COMMON SEAL of Axonyx Inc.was duly affixed in the presence of:	) )
/s/ MARVIN HAUSMAN Director	/s/ MICHAEL STRAGE Director/Secretary
Marvin Hausman Print Name	Michael Strage Print Name

QuickLinks

Exhibit 10.10
SPONSORED RESEARCH AGREEMENT BETWEEN THE UNIVERSITY OF MELBOURNE (the "University") AND AXONYX INC. (the "Sponsor")
SCHEDULE 1
SCHEDULE 2
SCHEDULE 3
SCHEDULE 4